Rule 424(b)(2)
Registration No. 333-179826

Pricing Supplement dated October 3, 2013
(To Prospectus dated March 1, 2012
and Prospectus Supplement dated March 2, 2012)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89236TAU9

Principal Amount (in Specified Currency): $300,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: October 2, 2013
Original Issue Date: October 7, 2013
Stated Maturity Date: October 7, 2015

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on October 3, 2013 plus the Floating Rate Spread
Interest Payment Dates: Each January 7, April 7, July 7 and October 7, beginning January 7, 2014

Net Proceeds to Issuer: $299,470,000
Agents:	Citigroup Global Markets Inc. (“Citigroup”) Toyota Financial Services Securities USA Corporation (“TFSS USA”)

Citigroup’s Discount or Commission: 0.06%
Citigroup’s Capacity:
    [  ] Agent
[X] Principal

TFSS USA’s Discount or Commission: 0.20%
TFSS USA’s Capacity:
    [X] Agent
    [  ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:

Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Floating Rate Spread (+/-):  +0.15%
Spread Multiplier:  N/A

Maximum Interest Rate:                                             N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: October 7, 2013
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Period: Quarterly
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Business Days: New York and London

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fifth Amended and Restated Distribution Agreement (the “Distribution Agreement”) dated March 2, 2012, between Toyota Motor Credit Corporation (“TMCC”) and Barclays Capital Inc., Citigroup, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Merril Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, TFSS USA and UBS Securities LLC, Citigroup, acting as principal, has agreed to purchase and TMCC has agreed to sell to Citigroup $50,000,000 principal amount of the Notes (the “Citigroup Notes”) at 99.94% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.06% of such principal amount. Under the terms and subject to the conditions set forth in the Distribution Agreement, Citigroup is committed to take and pay for all of the Citigroup Notes offered hereby, if any taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $250,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.80% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.20% of such principal amount.  TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.